Exhibit 99.1

NEXSTAR MEDIA GROUP REPORTS RECORD THIRD QUARTER NET REVENUE OF $1,118.2 MILLION

Net Revenue Drives Record 3Q Operating Income of $343.6 Million, Net Income of $189.3 Million

BCF of $462.6 Million, Adjusted EBITDA of $443.6 Million and Free Cash Flow of $219.0 Million

Allocated $162.5 Million Toward Leverage Reduction and Repurchased $125 Million of Class A Common Shares

IRVING, Texas – November 5, 2020 – Nexstar Media Group, Inc. (NASDAQ: NXST) (“Nexstar” or “the Company”) today reported financial results for the third quarter ended September 30, 2020 as summarized below. The actual results presented herein for the three months ended September 30, 2020 reflect the Company’s legacy broadcasting and digital operations and quarterly results from the Tribune Media stations which were acquired on September 19, 2019. Third quarter 2020 revenue from WGN America, also acquired in the Tribune transaction, is included in core advertising revenue and distribution fee revenue. The contribution from Nexstar’s 31.3% ownership stake in TV Food Network and other investments acquired in the Tribune transaction is included in the full income statement on page 7 under “Income (loss) on equity investments, net.” The comparable three-month period ended September 30, 2019 reflects Nexstar’s legacy broadcasting and digital operations (less twelve days of results from eight Nexstar station divestitures) and twelve days of results from the Tribune Media stations (net of divestitures), WGN America and Nexstar’s ownership stake in TV Food Network during that period.

Summary 2020 Third Quarter Highlights

	Three Months Ended September 30,			Nine Months Ended September 30,
($ in thousands)	2020	2019	Change	2020	2019	Change
Core Advertising Revenue	$381,929	$290,213	+31.6%	$1,097,548	$809,668	+35.6%
Political Advertising Revenue	$132,387	$10,899	+1114.7%	$209,294	$15,363	+1262.3%
Total Television Advertising Revenue	$514,316	$301,112	+70.8%	$1,306,842	$825,031	+58.4%

Distribution Fee Revenue	$538,376	$294,808	+82.6%	$1,624,636	$923,050	+76.0%
Digital Revenue	$55,231	$58,137	(5.0)%	$158,332	$167,209	(5.3)%
Other Revenue	$10,280	$9,518	+8.0%	$34,848	$23,944	+45.5%
Net Revenue	$1,118,203	$663,575	+68.5%	$3,124,658	$1,939,234	+61.1%

Income from Operations	$343,597	$121,615	+182.5%	$844,865	$398,633	+111.9%

Net income (loss)	$189,313	$(5,178)	+3756.1%	$445,148	$122,444	+263.6%

Broadcast Cash Flow(1)	$462,621	$202,647	+128.3%	$1,183,450	$637,835	+85.5%
Broadcast Cash Flow Margin(2)	41.4%	30.5%		37.9%	32.9%

Adjusted EBITDA Before One-Time Transaction Expenses(1)	$460,874	$177,540	+159.6%	$1,324,328	$563,480	+135.0%
Adjusted EBITDA(1)	$443,588	$143,530	+209.1%	$1,294,160	$518,932	+149.4%
Adjusted EBITDA Margin(2)	39.7%	21.6%		41.4%	26.8%

Free Cash Flow Before One-Time Transaction Expenses(1)	$223,186	$100,770	+121.5%	$853,980	$317,443	+169.0%
Free Cash Flow(1)	$219,005	$59,464	+268.3%	$836,917	$265,599	+215.1%

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of the press release.
(2)	Broadcast cash flow margin is broadcast cash flow as a percentage of net revenue. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net revenue.

Nexstar Media Group, 11/05/2020

CEO Comment

Perry A. Sook, Chairman and Chief Executive Officer of Nexstar Media Group commented, “During the third quarter we continued to successfully navigate the challenges presented by the pandemic thanks to our outstanding operating teams and their ability to adapt and dynamically manage the business for continued growth. Nexstar delivered record third quarter operating results with net revenue, profitability, and cash flow metrics all exceeding consensus expectations. Third quarter net revenue increased 68.5% and with the strong operating leverage in our business model, Nexstar generated record third quarter BCF, adjusted EBITDA and free cash flow with these metrics growing 128.3%, 209.1% and 268.3%, respectively on a year over year basis.  In addition, throughout the quarter, we made significant progress with our leverage reduction and return of capital initiatives as we lowered net debt by $162.5 million and allocated $150.4 million toward share repurchases and quarterly cash dividends.

“Reflecting our continued focus on optimizing our capital structure and lowering our cost of capital, during the quarter we completed two capital market transactions that allowed us to eliminate our most expensive debt while extending maturities. The resulting interest expense savings, combined with the declining borrowings and attractive rate environment, will allow us to de-lever even more quickly and increase reported free cash flow, while affording us the financial flexibility to act on other opportunities to enhance shareholder value.  We generated approximately $854 million of free cash flow in the first nine months of the year (before one-time transaction expenses) and with expectations for a robust fourth quarter, Nexstar will finish 2020 with net leverage below 4x.  Reflecting the repurchase of 2,250,000 shares in 2020 to-date, we have reduced our issued and outstanding share count to approximately 44.0 million and with the recent expansion of our repurchase authorization, we remain on plan to continue to return capital to shareholders while aggressively reducing leverage.

“Nexstar’s industry leading scale, including last year’s addition of the Tribune stations, diversified revenue sources and consistent, solid execution resulted in a 68.5% rise in third quarter net revenue. Third quarter total television advertising revenue rose 70.8% as we benefited from the recovery in advertising spending for key categories, drove year-over-year increases in same station new-to-television business and captured exceptionally strong shares of political spending in our markets. Distribution fee revenue rose 82.6% year over year to $538.4 million reflecting a full quarter benefit of the retransmission consent synergies from last year’s Tribune Media transaction, our renewal in 2019 of retransmission consent agreements representing approximately 70% of our subscriber base and MVPD and OTT subscriber counts consistent with our expectations. With approximately 18% of our subscriber base remaining to be renewed and repriced this year, and subscriber levels remaining consistent with our expectations, further revenue growth from this source is projected for the balance of 2020 and beyond.

“Third quarter television advertising revenue of $514.3 million includes political revenue of $132.4 million and core advertising revenue of $381.9 million. Third quarter political spending by political action committees and candidates exceeded our projections and with Election Day behind us and the potential for additional spending for runoffs, we will exceed our prior full year 2020 expectation for net political revenue in the low $400 million range by approximately 20%.  Encouragingly, while local and national advertisers initially reacted to the pandemic by modifying their spending, during the third quarter, we saw rebounds in several key categories as we generated year-over-year growth in four of our top nine categories with sequential month-over-month improvements in our same-station core advertising revenue performance -- which began in the second quarter -- continuing throughout the third quarter and into the fourth quarter to date. Nexstar’s local sales initiatives continued to generate healthy levels of new business with third quarter new-to-television ad revenue rising both on a quarterly sequential and year over year basis. In total, our sales teams generated $25.3 million of third quarter new-to-television revenue, marking a 22.2% rise over the second quarter and a 30.4% rise over the comparable 2019 period.

Nexstar Media Group, 11/05/2020

“Third quarter 2020 total digital revenue declined approximately 5.0%, due to de-emphasizing unprofitable lines of business and softer local customer buying trends related to the pandemic. However, digital profitability was up substantially over the comparable prior-year period and digital engagement statistics remain significant and continue to show a 20% increase over the prior year. Last month we announced an operational realignment whereby we combined Nexstar’s broadcasting and digital operating subsidiaries under the Nexstar Inc. name. The new operational structure and appointment of proven divisional leaders is intended to accelerate our growth by leveraging our leading local content to maximize its value, our national reach, and significant consumer digital usage across multiple platforms. We expect a mid-seven figure expense savings in 2021 as a result of the synergies, efficiencies, and streamlined reporting structure resulting from this realignment.

“With a focus on generating free cash flow, we remain committed to actively managing our capital structure, cost of capital, and liquidity position to provide the financial flexibility to support our business and enhance shareholder returns as we emerge from the pandemic. During the first nine months of 2020 we allocated approximately $906.9 million toward debt reduction, opportunistic share repurchases and cash dividends. Additionally, Nexstar continues to maintain a strong balance sheet including $409.9 million in cash at September 30, with access to an additional $197.7 million under our revolving credit facilities. With record year-to-date free cash flow, historically low LIBOR rates, contractual distribution fee revenues and record political revenue, we remain highly confident in our liquidity position and path toward further de-leveraging.

“Our growth to-date in 2020 reflects the strong foundation of our assets, operations and financial structure and the adaptability of our teams coast-to-coast to take immediate actions to offset and in many cases overcome the economic impacts on our businesses brought on by the pandemic. We implemented a range of cost-cutting initiatives which resulted in third quarter operating and corporate expense savings in excess of $25 million from budgeted levels and over $70 million year to date. Reported third quarter direct operating expenses (net of trade expense) primarily reflects a full quarter of incremental expenses related to the operation of the acquired Tribune stations and budgeted increases in network affiliation expense as a partial offset to Nexstar’s rising distribution revenue. Third quarter pro forma fixed expenses, excluding programming expenses, were down 14%.

“Looking ahead to the fourth quarter, we continue to see month-over-month improvements in our pacing data and our expected record results will reflect the final five weeks of political spending that led up to Election Day. We remain encouraged by the advertising rebound we are generating across our station footprint, most notably in auto, our largest category, which is pacing up significantly from where the third quarter finished. The resumption in auto category spending is being complemented by a resurgence in large box retail spending, fast food, home improvement, attorney and sports wagering ad spending. Additionally, on September 1 we successfully launched WGN America’s primetime national newscast, News Nation, which is distributed to approximately 75 million television households across the country, as well as the accompanying mobile app, NewsNationNow and its mobile audience and viewers. We are very pleased with the content and overall product as well as the ability of the newscast to stay true to our goal of presenting news in an unbiased manner. Our focus now is on growing national awareness and audience delivery of the three-hour nightly broadcast while continuing to attract strong interest for the on-air and digital offerings from leading national advertisers.

Nexstar Media Group, 11/05/2020

Nexstar Media Group, 11/5/20page 4

“In summary, Nexstar’s leading local platform has performed exceptionally well despite the challenges presented by the pandemic. Our differentiated broadcast and digital content, innovative sales programs, continued robust distribution revenue growth, significant income from equity investments and record levels of 2020 political spending continue to drive financial results. Our capital allocation actions in 2020 to date, highlight that our strong free cash flow combined with the active management of both our cost structure and balance sheet provides us with the financial flexibility to continue supporting our shareholder value creation initiatives, including select acquisitions. Leverage reduction, quarterly cash dividends and share repurchases will continue to be the priority of our capital allocation. As a result, Nexstar remains highly confident in our long-term strategies of serving the communities where we operate, building the top line, maintaining close control of fixed and variable costs and optimizing our balance sheet. This focus is enabling Nexstar to overcome the near-term challenges and extending our strong long-term record of growth and shareholder value creation.”

The consolidated debt of Nexstar and independently-owned Variable Interest Entities (VIEs) including, Mission Broadcasting, Inc. and Shield Media, LLC (collectively, the “Company”) at September 30, 2020, was $7,882.6 million including senior secured debt of $5,100.7 million. The Company’s first lien net leverage ratio at September 30, 2020 was 2.69x compared to a covenant of 4.25x. The Company’s total net leverage ratio at September 30, 2020 was 4.11x.

The table below summarizes the Company’s debt obligations (net of financing costs and discounts).

($ in millions)	September 30, 2020	December 31, 2019
First Lien Term Loans	$5,100.7	$5,810.4
5.625% Senior Unsecured Notes due 2024	$-	$890.0
5.625% Senior Unsecured Notes due 2027	$1,791.2	$1,792.1
4.75% Senior Unsecured Notes due 2028	$990.7	$-
Total Funded Debt	$7,882.6	$8,492.5

Unrestricted Cash	$409.9	$232.1

Share Repurchase Authorization and Activity

The Company repurchased a total of 1,300,000 shares of its Class A common stock in the third quarter of 2020 at an average price of approximately $96.14 per share for a total cost of $125.0 million, which was funded from cash flow from operations. Reflecting all shares repurchased to date, Nexstar has approximately 44.0 million shares of Class A common stock outstanding (the only class of shares outstanding) and has approximately $259.2 million available under its share repurchase authorization.

Third Quarter Conference Call

Nexstar will host a conference call at 9:00 a.m. ET today. Senior management will discuss the financial results and host a question and answer session. The dial in number for the audio conference call is 323/794-2423, conference ID 1891423 (domestic and international callers). Participants can also listen to a live webcast of the call through the “Events and Presentations” section under “Investor Relations” on Nexstar’s website at www.nexstar.tv. A webcast replay will be available for 90 days following the live event at www.nexstar.tv.

Nexstar Media Group, 11/05/2020

Definitions and Disclosures Regarding non-GAAP Financial Information

Broadcast cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, corporate expenses, loss (income) on equity investments, other expense (income) and goodwill and intangible assets impairment, minus pension and other postretirement plans credit (net), reimbursement from the FCC related to station repack and broadcast rights payments. Given the Company’s recent disclosure that effective November 1, 2020 it combined its broadcast and digital operations, commencing with the fourth quarter of 2020, Nexstar will no longer report broadcast cash flow though investors will be able to calculate a comparable metric for the combined broadcast and digital operations by adding back corporate expense to Adjusted EBITDA.

Adjusted EBITDA is calculated as broadcast cash flow, plus pension and other postretirement plans credit (net) and distribution from equity investments, minus corporate expenses. We consider Adjusted EBITDA to be an indicator of our assets’ operating performance and a measure of our ability to service debt. It is also used by management to identify the cash available for strategic acquisitions and investments, maintain capital assets and fund ongoing operations and working capital needs. We also believe that Adjusted EBITDA is useful to investors and lenders as a measure of valuation and ability to service debt.

Free cash flow is calculated as net income, plus interest expense (net), loss on extinguishment of debt, income tax expense (benefit), depreciation, amortization of intangible assets and broadcast rights, (gain) loss on asset disposal, stock-based compensation expense, goodwill and intangible assets impairment, loss (income) on equity investments, distribution from equity investments and other expense (income), minus payments for broadcast rights, cash interest expense, capital expenditures, proceeds from disposals of property and equipment, and net operating cash income taxes. We consider Free Cash Flow to be an indicator of our assets’ operating performance. In addition, this measure is useful to investors because it is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies, although their definitions of Free Cash Flow may differ from our definition.

For a reconciliation of these non-GAAP financial measurements to the GAAP financial results cited in this news announcement, please see the supplemental tables at the end of this release.

With respect to our forward-looking guidance, no reconciliation between a non-GAAP measure to the closest corresponding GAAP measure is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. In particular, a reconciliation of forward-looking Free Cash Flow to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to the charges excluded from these non-GAAP measures such as the measures and effects of stock-based compensation expense specific to equity compensation awards that are directly impacted by unpredictable fluctuations in our stock price and other non-recurring or unusual items such as impairment charges, transaction-related costs and gains or losses on sales of assets. We expect the variability of these items to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

Nexstar Media Group, 11/05/2020

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 197 television stations and related digital multicast signals reaching 115 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment and news cable network and a 31.3% ownership stake in TV Food Network, a top tier cable asset. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the Securities and Exchange Commission.

Investor Contacts:	Media Contact:
Thomas E. Carter President, Chief Operating Officer and Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 312/222-3394 or gweitman@nexstar.tv
Joseph Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com

-tables follow-

Nexstar Media Group, 11/05/2020

Nexstar Media Group, Inc.

Condensed Consolidated Statements of Operations
(in thousands, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net revenue	$1,118,203	$663,575	$3,124,658	$1,939,234

Operating expenses (income):
Corporate expenses	39,699	63,252	128,572	125,838
Direct operating expenses, net of trade	420,929	318,043	1,276,452	899,637
Selling, general and administrative expenses, excluding corporate	186,845	119,831	509,599	343,663
Trade expense	2,162	4,284	8,337	11,597
Depreciation	36,611	29,363	107,787	84,890
Amortization of intangible assets	69,265	42,443	209,360	115,538
Amortization of broadcast rights	31,968	18,452	104,916	46,749
Goodwill and intangible assets impairment	-	63,317	-	63,317
Reimbursement from the FCC related to station repack	(12,873)	(20,417)	(51,347)	(54,020)
Gain on disposal of stations, net	-	(96,608)	(7,025)	(96,608)
Change in the estimated fair value of contingent consideration attributable to a merger	-	-	3,933	-
Gain on relinquishment of spectrum	-	-	(10,791)	-
Total operating expenses	774,606	541,960	2,279,793	1,540,601
Income from operations	343,597	121,615	844,865	398,633
Income on equity investments, net	15,861	3,217	41,351	2,061
Interest expense, net	(77,265)	(93,199)	(260,800)	(197,519)
Loss on debt extinguishment	(37,371)	-	(44,848)	(3,724)
Pension and other postretirement plans credit, net	10,761	2,578	32,285	5,378
Other (expenses) income	(1,093)	118	(778)	209
Income before income taxes	254,490	34,329	612,075	205,038
Income tax expense	(65,177)	(39,507)	(166,927)	(82,594)
Net income (loss)	189,313	(5,178)	445,148	122,444
Net loss (income) attributable to noncontrolling interests	1,371	(669)	2,046	(5,397)
Net income (loss) attributable to Nexstar	$190,684	$(5,847)	$447,194	$117,047

Net income (loss) per common share attributable to Nexstar Media Group, Inc.:
Basic	$4.24	$(0.13)	$9.87	$2.54
Diluted	$4.08	$(0.13)	$9.50	$2.44

Weighted average number of common shares outstanding:
Basic	44,979	46,114	45,313	45,997
Diluted	46,737	46,114	47,064	47,919

Nexstar Media Group, 11/05/2020

Nexstar Media Group, Inc.

Reconciliation of Broadcast Cash Flow and Adjusted EBITDA (Non-GAAP Measures)

(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Broadcast Cash Flow and Adjusted EBITDA:	2020	2019	2020	2019
Net income (loss)	$189,313	$(5,178)	$445,148	$122,444

Add (Less):
Interest expense, net	77,265	93,199	260,800	197,519
Loss on extinguishment of debt	37,371	-	44,848	3,724
Income tax expense	65,177	39,507	166,927	82,594
Depreciation	36,611	29,363	107,787	84,890
Amortization of intangible assets	69,265	42,443	209,360	115,538
Amortization of broadcast rights	31,968	18,452	104,916	46,749
Amortization of right-of-use assets attributable to favorable leases	153	153	457	457
Gain on asset disposal, net	(286)	(73)	(1,094)	(229)
(Gain) loss on operating lease terminations	(61)	-	163	420
Change in the estimated fair value of contingent consideration attributable to a merger	-	-	3,933	-
Gain on relinquishment of spectrum	-	-	(10,791)	-
Corporate expenses	39,699	63,252	128,572	125,838
Goodwill and intangible assets impairment	-	63,317	-	63,317
Right-of-use asset impairment	868	-	868	-
Income on equity investments, net	(15,861)	(3,217)	(41,351)	(2,061)
Other expenses (income)	1,093	(118)	778	(209)
Pension and other postretirement plans credit, net	(10,761)	(2,578)	(32,285)	(5,378)
Gain on disposal of stations and entities, net	-	(96,608)	(7,025)	(96,608)
Reimbursement from the FCC related to station repack	(12,873)	(20,417)	(51,347)	(54,020)
Payments for broadcast rights	(46,320)	(18,850)	(147,214)	(47,150)

Broadcast cash flow	462,621	202,647	1,183,450	637,835
Margin %	41.4%	30.5%	37.9%	32.9%

Add (Less):
Distributions from equity investments	9,905	1,557	206,997	1,557
Pension and other postretirement plans credit, net	10,761	2,578	32,285	5,378
Corporate expenses, excluding one-time transaction expenses	(22,413)	(29,242)	(98,404)	(81,290)

Adjusted EBITDA before one-time transaction expenses	460,874	177,540	1,324,328	563,480
Margin %	41.2%	26.8%	42.4%	29.1%

Less:
Corporate one-time transaction expenses	(17,286)	(34,010)	(30,168)	(44,548)

Adjusted EBITDA	$443,588	$143,530	$1,294,160	$518,932
Margin %	39.7%	21.6%	41.4%	26.8%

Nexstar Media Group, 11/05/2020

Nexstar Media Group, Inc.

Reconciliation of Free Cash Flow (Non-GAAP Measure)

(in thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Free Cash Flow:	2020	2019	2020	2019
Net income (loss)	$189,313	$(5,178)	$445,148	$122,444

Add (Less):
Interest expense, net	77,265	93,199	260,800	197,519
Loss on extinguishment of debt	37,371	-	44,848	3,724
Income tax expense	65,177	39,507	166,927	82,594
Depreciation	36,611	29,363	107,787	84,890
Amortization of intangible assets	69,265	42,443	209,360	115,538
Amortization of broadcast rights	31,968	18,452	104,916	46,749
Amortization of right-of-use assets attributable to favorable leases	153	153	457	457
Gain on asset disposal, net	(286)	(73)	(1,094)	(229)
(Gain) loss on operating lease terminations	(61)	-	163	420
Change in the estimated fair value of contingent consideration attributable to a merger	-	-	3,933	-
Gain on relinquishment of spectrum	-	-	(10,791)	-
Stock-based compensation expense(1)	12,483	10,018	35,917	27,778
Corporate one-time transaction expenses, including non-cash charges(2)	17,286	34,010	30,168	44,548
Goodwill and intangible assets impairment	-	63,317	-	63,317
Right-of-use asset impairment	868	-	868	-
Income on equity investments, net	(15,861)	(3,217)	(41,351)	(2,061)
Distributions from equity investments	9,905	1,557	206,997	1,557
Gain on disposal of stations, net	-	(96,608)	(7,025)	(96,608)
Other expenses (income)	1,093	(118)	778	(209)
Payments for broadcast rights	(46,320)	(18,850)	(147,214)	(47,150)
Cash interest expense(3)	(72,914)	(55,374)	(247,484)	(155,827)
Capital expenditures, excluding station repack and CVR spectrum(4)	(34,220)	(16,947)	(117,592)	(49,118)
Capital expenditures related to station repack	(19,388)	(19,853)	(49,286)	(56,289)
Proceeds from disposals of property and equipment	71	1,177	1,029	2,026
Operating cash income tax payments, net(5)	(136,593)	(16,208)	(144,279)	(68,627)

Free cash flow before one-time transaction expenses	223,186	100,770	853,980	317,443

Less:
Corporate one-time transaction expenses, excluding non-cash charges(6)	(4,181)	(32,758)	(17,063)	(43,296)
Cash interest expense on the 5.625% Notes due 2027 during the escrow period, net(7)	-	(8,548)	-	(8,548)

Free cash flow	$219,005	$59,464	$836,917	$265,599

(1)	Excludes accelerated stock-based compensation of $1.3 million associated with certain station divestitures of Nexstar during the three and nine months ended September 30, 2019.
(2)

Includes (i) a $13.1 million provision for uncollectible amounts due from an entity for which Nexstar had a variable interest during the three and nine months ended September 30, 2020 and (ii) accelerated stock-based compensation of $1.3 million associated with certain station divestitures of Nexstar during the three and nine months ended September 30, 2019.

(3)

Excludes (i) payments of $26.6 million in one-time fees in September 2019 associated with the financing of Nexstar’s merger with Tribune and (ii) cash interest expense on the new 5.625% Notes during the escrow period (July 3, 2019 to September 18, 2019) of $13.4 million, less interest income earned during the same escrow period of $4.9 million.

Nexstar Media Group, 11/05/2020

(4)

During the three and nine months ended September 30, 2020, capital expenditures related to relinquishment of the CVR spectrum were $1.0 million and $3.3 million, respectively. During the three and nine months ended September 30, 2019, capital expenditures related to relinquishment of the CVR spectrum were $2.0 million and $4.8 million, respectively.

(5)	Excludes (i) $57.7 million in tax payments during Q3 2020 related to various sale of stations.
(6)

Excludes (i) a $13.1 million provision for uncollectible amounts due from an entity for which Nexstar had a variable interest during the three and nine months ended September 30, 2020 and (ii) accelerated stock-based compensation of $1.3 million associated with certain station divestitures of Nexstar during the three and nine months ended September 30, 2019.

(7)

Represents the cash interest expense on the 5.625% Notes during the escrow period (July 3, 2019 to September 18, 2019) of $13.4 million, less interest income earned during the same escrow period of $4.9 million.

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